Exhibit 10.1

March 10, 2009

BY HAND

William P. Brick

Reddy Ice Holdings, Inc.

8750 North Central Expressway, Suite 1800

Dallas, Texas  75231

Dear Bill:

This letter agreement (this “Agreement”) will memorialize your irrevocable notice of voluntary resignation of employment pursuant to Section 4.5 of that certain Employment Agreement (the “Employment Agreement”) dated as of August 14, 2003, between Reddy Ice Corporation (as successor to Reddy Ice Group, Inc.) (the “Company”) and you.  You, the Company, and Reddy Ice Holdings, Inc. (“Holdings”) are collectively referred to as the “Parties.”  Terms having their initial letters capitalized and not otherwise defined herein shall have the meaning ascribed them in the Employment Agreement.

In consideration of the premises and mutual covenants contained herein (including in the Exhibits hereto), and for other good and valuable consideration, the Parties (intending to be legally bound hereby) agree as follows:

1.                                       Termination Date.  Consistent with your stated desires, the Term of your employment will end effective on the earlier of (a) the completion of the annual meeting of stockholders of Holdings, which is anticipated to be held in May 2009, or (b) May 31, 2009 (such earlier date, the “Termination Date”).

2.                                       Severance Payments.  As provided in Section 5.2 of the Employment Agreement for voluntary termination by the Executive, no severance payments will be payable in connection with the termination of your employment on the Termination Date.  Nevertheless, as provided in Section 5.2 of the Employment Agreement, you shall receive all previously earned, accrued and unpaid Base Salary and benefits from the Company and its employee benefit plans through and including the Termination Date, including any such benefits under pension, disability and life insurance plans, policies and programs applicable to the Company.

3.                                       Continuation of Healthcare Benefits.  As provided in Section 5.3 of the Employment Agreement (and subject to the provisos thereof), the Company shall continue to provide healthcare benefits for you and your dependents from the Termination Date until you are age 65 at rates assessed for employees.  The Parties acknowledge that such healthcare benefits are the Company’s medical and dental plans.

4.                                       Restricted Stock Units.  With respect to the Restricted Share Units awarded to you effective November 3, 2005, notwithstanding the terms of the Restricted Share Unit Agreement dated as of November 3, 2005, between Holdings and you (the “RSU Agreement”):

(a)                                  all of the Performance Vested RSUs (as defined in the RSU Agreement) previously awarded to you that have not vested as of the date hereof are forfeited on the date hereof; and

(b)                                 all of the unvested Time Vested RSUs (as defined in the RSU Agreement) previously granted to you that are subject to vesting based on continuous employment to and on August 12, 2009, will fully vest on August 12, 2009, as if you were continuously employed to and including that date, notwithstanding the termination of your employment with the Company on the Termination Date and notwithstanding any inconsistent terms of the RSU Agreement (including Section 2(g) of the RSU Agreement).

5.                                       Consulting Agreement; Release.  On the Termination Date, you shall execute and deliver to the Company and Holdings, and each of Holdings and the Company, as applicable, shall execute and deliver to you:

(a)                                  a consulting agreement in the form attached as Exhibit A hereto, with only such changes therein as are mutually agreed by the Parties (the “Consulting Agreement”), which Consulting Agreement shall be for a term commencing on the Termination Date and ending on December 31, 2009, with consulting fees of $150,000 payable to you for such period; and

(b)                                 a general release in the form attached as Exhibit B hereto, with only such changes therein as are mutually agreed by the Parties (the “Release Agreement”), pursuant to which you will release certain claims arising out of or relating to your employment or the termination of your employment with the Company.

6.                                       Legal Fees.  Promptly following execution of this Agreement, the Company shall pay to your counsel on your behalf $7,500 in connection with your legal fees and expenses relating to this Agreement, the Consulting Agreement and the Release Agreement.

7.                                       Other Agreements.  Except as modified herein, the Employment Agreement, the RSU Agreement, the Indemnification Agreements between you and each of the Company (as successor to Reddy Ice Group, Inc.) and Holdings effective August 14, 2003, and any other agreement between you and either or both of the Company and Holdings shall continue in effect in accordance with their terms, and the Parties will continue to be bound by all the provisions of such agreements that by their terms or law survive the termination of your employment with the Company, including Section 6 of the Employment Agreement.

8.                                       No Waiver or Termination of Indemnification.  Nothing in this Agreement, the Consulting Agreement, or the Release Agreement is intended to or shall be construed to limit in any way your rights to indemnification by, or protection under directors’ and officers’ liability insurance of, the Company, Holdings, or their affiliates pursuant to any provision of their charter, bylaws, directors’ resolutions, indemnification agreement, insurance policies, or governing law.

9.                                       Representations and Warranties.  Each of the Company and Holdings, jointly and severally, represents and warrants that (i) the execution, delivery and performance of this Agreement by the Company and Holdings has been fully and validly authorized by all necessary corporate action; (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so, and the officer signing this Agreement on behalf of Holdings is duly authorized to do so; (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which either of the Company or Holdings is a party or by which it is bound; and (iv) upon execution and delivery of this Agreement by the Parties, it will be the valid and binding obligation of the Company and Holdings, enforceable against each of them in accordance with its respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

10.                                 Miscellaneous.

(a)                                  This Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Texas, without giving effect to the principles of conflicts of law, except that Section 4 shall be governed by, and construed in accordance with and subject to, the laws of the State of Delaware.

(b)                                 For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement will be in writing and will be deemed given when received by the party to be notified (a) when given in person and (b) on the first day after delivery to Federal Express or other overnight courier, postage prepaid, in each case at the address for the intended recipient as set forth below:

If to you:                                               At the address set forth on Exhibit C

If to the Company or Holdings:

c/o Gilbert M. Cassagne, Chief Executive Officer

Reddy Ice Corporation

8750 North Central Expressway, Suite 1800

Dallas, Texas 75231

(c)                                  Sections 6.3 (Severability of Covenants), 6.4 (Enforceability in Jurisdictions), 7.3 (Waivers and Amendments), 7.5 (Arbitration), 7.6 (Binding Effect; Benefit), 7.7 (Assignment), 7.8 (Number and Gender), and 7.9 (Withholding of Taxes) of the Employment Agreement shall apply to this Agreement, the Consulting Agreement, and the Release Agreement, with the necessary changes in points of detail so that matters are generally the same but altered when necessary as to names and the like.

(d)                                 The use of the word “including” herein shall not be considered to limit the provision that it modifies but instead shall mean “including, without limitation.”

(e)                                  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

If the foregoing terms are acceptable to you and consistent with our understanding, please confirm your agreement by signing below and returning a signed copy.

Very truly yours,

REDDY ICE CORPORATION

	By:	/s/ Gilbert M. Cassagne
	Name:	Gilbert M. Cassagne
	Title:	Chief Executive Officer and President

REDDY ICE HOLDINGS, INC.

	By:	/s/ Gilbert M. Cassagne
	Name:	Gilbert M. Cassagne
	Title:	Chief Executive Officer and President

Accepted and Agreed:

/s/ William P. Brick
WILLIAM P. BRICK

Date: March 10, 2009